EXHIBIT 99.1

CERTIFICATE OF ELIMINATION

OF SERIES A PARTICIPATING PREFERRED STOCK

OF

BNS CO.

Pursuant to Section 151 of the

Delaware General Corporation Law

We, Michael D. Warren, President, and Elisa DePina, Secretary of BNS Co., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), in accordance with the provisions of Section 151 thereof, DO HEREBY CERTYIFY:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, the Board of Directors on December 1, 2004 adopted the following resolution stating that no shares of the authorized Series A Participating Preferred Stock are outstanding and that none had ever been issued or were ever going to be issued subject to the Certificate of Designation, Preferences, Rights of Series A Participating Preferred Stock previously filed by this Corporation on March 11, 1988, as amended on June 6, 1988.

RESOLVED:	That this Board of Directors hereby determines that no shares of Series A Participating Preferred Stock of this Corporation are outstanding, no shares of said Series have ever been issued and that the Shareholder Rights Plan dated as of February 13, 1988 pursuant to which such shares might have been issued is no longer in effect and has been terminated and that accordingly, since no shares of Series A Participating Preferred Stock will ever be issued, then upon the proper filing of this Resolution, it shall have the effect of eliminating from the Certificate of Incorporation of this Corporation all matters set forth in the Certificate of Designation Preferences and Rights of Series A Participating Preferred Stock previously filed by this Corporation on March 11, 1988 as amended by the Certificate of Designation filed by this Corporation on June 6, 1988.

IN WITNESS WHEREOF, we have executed and attested to this Certificate and do affirm the foregoing as true under the penalties of perjury this 6th day of December, 2004.

By:	/s/ Michael D. Warren
President

ATTEST:

By:	/s/ Elisa DePina
Secretary